 As filed with the Securities and Exchange Commission on November 3, 1998

                                                     Registration No. 333-50175


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                           AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              VIRTUALFUND.COM, INC.
             (Exact name of registrant as specified in its charter)

             Minnesota
 (State or other jurisdiction of                     41-1612861
  incorporation or organization)         (I.R.S Employer Identification No.)

                               7090 Shady Oak Road
                          Eden Prairie, Minnesota 55344
                                 (612) 941-8687

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                   Copies to:

     Sandra Ferrian, Esq.                    Timothy  Scallen, Esq.
       General Counsel                 Oppenheimer, Wolff & Donnelly,  LLP
    VirtualFund.com, Inc.                           Plaza VII
     7090 Shady Oak Road               45 South Seventh Street, Suite 3400
Eden Prairie, Minnesota 55344             Minneapolis, Minnesota 55402
       (612) 941-8687                            (612) 607-7385

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


              Subject to Completion, dated November 3, 1998
PROSPECTUS

                              VIRTUALFUND.COM, INC.

                                   ----------

                                141,333 SHARES OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                                    --------

     This Prospectus relates to up to an aggregate of 141,333 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of VirtualFund.com, Inc., a Minnesota corporation ("VFC" or the "Company"), that may be sold from time to time by one individual currently holding restricted shares of the Company's Common Stock (the "Selling Shareholder"). See "Selling Shareholder." The Shares have been acquired pursuant to a Stipulation of Settlement agreement entered into by the Company. See "VirtualFund.com, Inc. - Recent Developments" and "Selling Shareholder." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees, other than commissions or discounts.

     Any or all of the Shares may be offered from time to time in transactions on the NASDAQ National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.


     The Common Stock is traded on the NASDAQ National Market under the symbol "VFND." On November 2, 1998, the last reported sale price of the Common Stock as reported on the NASDAQ National Market was $1.75 per share.

                              --------------------


       FOR INFORMATION CONCERNING CERTAIN RISKS RELATED TO THIS OFFERING,
           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.


            The date of this Prospectus is November 3, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. This Web site can be accessed at http://www.sec.gov. In addition, the Common Stock of the Company is listed on the NASDAQ National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:


     (a)  the Annual Report on Form 10-K for the year ended June 30, 1997;


     (b)  the Annual Report on Form 10K for the year ended June 30, 1998;


     (c) the Quarterly Report on Form 10-Q for the three month periods ending September 28, 1997, December 28, 1997, and March 29, 1998 respectively;


     (d) Proxy Statement for the annual meeting of stockholders held April 2, 1998; and


     (e) the description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     In February, 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128 ("FAS No. 128"), "Earnings Per Share," which is effective for financial statements issued for the periods ended after December 15, 1997. The Company has adopted the standard as required.


     FAS No. 128 requires previously reported amounts be recalculated and disclosed for consistency purposes. The Company has recalculated the EPS for the five years ending June 30, 1997. EPS for the year ended June 30, 1994 was previously reported as $.57 per share. Under the new standards, the Company would have reported $.56 per share. All other previously reported EPS results had no change under the new standards.


     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Sandra Ferrian, General

Counsel, VirtualFund.com, Inc., 7090 Shady Oak Road, Eden Prairie, Minnesota 55344 or by telephone to (612) 941-8687.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS.


     CASH NEEDS. The Company has a credit agreement with a commercial finance company that has adequately financed its cash requirements in the past. Previously, net operating losses in fiscal 1996 of $10,461,534 and fiscal 1997 of $17,199,688 resulted in a need for additional financing. In September 1996, projected cash requirements in excess of available sources required the issuance of private placements of common stock and warrants to purchase common stock in the Company. There can be no assurances that cash availability under the credit agreement will be adequate to meet future needs, or that other sources of financing would be available to the Company on favorable terms, or at all, if the Company's operations are further affected by declining revenue from a lack of sales or significant returns of existing products, introduction difficulties with new product lines, competitive product introductions, or by market conditions in general. In addition, there can be no assurance that the Company can achieve or maintain profitability on a quarterly or annual basis in the future.


     POTENTIAL ACCELERATION OF SENIOR DEBT. The Company's Senior Debt Agreement includes financial covenants, which the Company must meet. Currently, the Company is in compliance with all of the financial covenants required by its Senior Lender General Electric Capital Credit, Inc. (GE). For further information, refer to Form 10-K, Item 14(a)1. Financial Statements, Note #5 of the Notes to Consolidated Financial Statements. The financial performance of the Company in the past has made it necessary for the Company to renegotiate the financial covenants to avoid being declared in violation of the covenants by GE. If future financial performance were to cause covenant violations and the Company is unable to renegotiate its loan covenants at that time, it could be forced to seek replacement financing at prices which may not be favorable to the Company. If adequate sources of financing are not available, the Company may be required to sell certain product lines or technologies on less than favorable terms. As of June 30, 1998, no amounts were owed to the Company's Senior Debt Lender. However, the Company anticipates additional borrowings under the agreement in the future.


     TECHNOLOGY AND INDUSTRY PRESSURES/RELIANCE ON NEW TECHNOLOGY. The pre-press and wide-format color printing industries are highly competitive and are characterized by frequent technological advances and new product introductions and enhancements. As product life cycles get shorter, the resulting consumable stream generated by the installed base may be negatively impacted. Accordingly, the Company believes that its future success depends upon its ability to enhance current products, to develop and introduce new and superior products on a timely basis and at acceptable pricing, to respond to evolving customer requirements, and to design and build products which achieve general market acceptance.


     NEW PRODUCT DESIGN AND DEVELOPMENT. The process of developing new products involves adopting new and emerging technologies and components which may not have product histories or long term use testing to establish expected life cycles in the field or to assure long term field use.


     PRODUCT QUALITY ISSUES. Any quality, durability or reliability problems with existing or new products, regardless of materiality, or any other actual or perceived problems with the Company's products could have a material adverse effect on market acceptance of such new products. Any quality problems with components could result in "epidemic" or wide-spread failures of the products in the field causing return and refund requests that would likely have a material effect on the financial results of the Company and future sales potential. There can be no assurance that such problems or perceived problems will not arise with respect to any existing products.


     PRODUCT ACCEPTANCE/MARKET ANTICIPATION. There is no assurance the Company's products will achieve market acceptance. In addition, the market anticipation or the announcement of new products and technologies, whether offered by the Company or its competitors, could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business and financial condition.


     The Company is currently undertaking a number of development projects and has introduced a new family of printers, the DisplayMaker(R) 4000, 5000 and 6000 or HiRes 8-Color series, during September 1997. Two new versions of these printers have been introduced since February, 1998. The DisplayMaker 7000 was introduced in August, 1998. Sales of these and the related products comprise approximately 43% of the Company's total revenues for fiscal 1998. Additionally, in August 1998 the Company introduced the Giclee PrintMakertFA, an 8-Color HiRes drum-based printer. Although the Company has had successes introducing new products in the past, some earlier products have experienced limited market acceptance, the introductions of some products have been delayed, and the quality and reliability reputation of certain products may unfavorably affect new products. There can be no assurance that the Company will be successful with the new DisplayMaker series or future product introductions, that future market introductions will be timely and competitive, that future products will be priced appropriately, or that future products will achieve market acceptance. The Company's inability to achieve market acceptance, for technological or other reasons, could have a material adverse effect on the Company's financial condition.


     PRODUCT MALFUNCTION. The Company is aware of intermittent customer issues with the performance and formulation of certain inks used in the Company's printers. The Company has taken steps to address the ink issues with its supplier. However, failure to address ink functionality issues, or some other failure of the product to perform as expected by the customer may result in customer requests for compensatory supplies or other requests which could have a material adverse effect on the Company's financial performance.


     DEPENDENCE ON SUPPLIERS. The Company is dependent on sole source suppliers for the heads for PressMate-FS(R) and DisplayMaker Express (DME). Over the time that the Company has worked with its supplier for the PressMate printheads, there have been quality and consistency issues with the printheads supplied. The Company does not have a written agreement with this supplier and cannot purchase the supplies from another source. Currently, the Company does not sell significant numbers of the PressMate-FS printers which utilize the sole-sourced component. However, the Company has an installed base of printers who purchase consumables from the Company and could experience head failure or need a replacement. Overall, the percentage of the Company's revenues related to the product utilizing this head is less than 7% of fiscal 1998 revenue. The Company is also dependent upon a sole source supplier for the heads for the DME printer. Quality and consistency of the printheads delivered by this supplier have also been a problem. Although the Company currently sells very few new DME printers, there is an installed base of printers who purchase consumables from the Company and could experience printhead failure or require replacement. The Company has a written agreement with the sole source supplier of the DME heads. The written agreement includes the manufacturing specifications and directions which would allow a second supplier to produce the printheads should the current supplier be unable to cure any defaults under the manufacturing and supply agreement. The adverse effect upon the Company if the Company were unable to resolve an issue with the supplier, may be considered material if the effect were a significant increase in the returns of the DME printer based on the inability to supply replacement print heads. Overall, the percentage of the Company's revenues related to the product utilizing this head is less than 9% of fiscal 1998 revenue.


     The Company's aqueous inkjet printers are based on a printhead supplied pursuant to a written contract with Hewlett-Packard Company. The Company does not anticipate availability or quality issues which would affect the supply of printheads supplied by Hewlett-Packard Company (HP). The revenues of the Company associated with sales of this product or products including those components represent approximately 67% of the Company's fiscal 1998 revenue. If the Company is unable to resolve the availability and quality issues, the Company's production, support of its installed base, and quality requirements will be materially adversely affected.


     COMPETITIVE PRICING/PRODUCT INTRODUCTIONS. Various potential actions by any of the Company's competitors, especially those with a substantial market presence, could have a material adverse effect on the Company's business, financial condition and results of operations. Such actions may include reduction of product price, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions. Additionally, a competitor's entry into the wide-format market in such ways as to compete more directly and effectively with the Company's products could adversely affect operational results.


     UNCERTAINTY REGARDING DEVELOPMENT OF WIDE-FORMAT MARKET; UNCERTAINTY REGARDING MARKET ACCEPTANCE OF NEW PRODUCTS. The Wide-Format market is relatively new and evolving. The Company's future financial performance will depend in large part on the continued growth of this market and the continuation of present Wide-Format printing trends such as use and customization of large-format advertisements, use of color, transferring of color images onto a variety of substrates, point-of-purchase printing, in-house graphics design and production and the demand for limited printing runs of less than 200 copies. The failure of the Wide-Format market to achieve anticipated growth levels or a substantial change in Wide-Format printing customer preferences could have a material adverse effect on the

Company's business, financial condition and results of operations. Additionally, in a new market, customer preferences can change rapidly and new technology can quickly render existing technology obsolete. Failure by the Company to respond effectively to changes in the Wide-Format market, to develop or acquire new technology or to successfully conform to industry standards could have a material adverse effect on the business and financial condition and results of operations of the Company.


     TECHNOLOGICAL ADVANCEMENTS. The digital color inkjet printing market is rapidly moving to two distinct technologies for the placement of ink on a substrate: thermal inkjet cartridges and piezo-electric printheads. Any company without a secure, economical source of one or both of these products will face serious competitive pricing and margin pressures going forward. The Company currently has a license to remanufacture specific HP 300 dpi inkjet cartridges for use in its wide-format, roll-fed color inkjet printers. HP has introduced a new inkjet cartridge with a capability of producing output resolution of 600 dpi. The Company has secured the use of this product in non-roll fed devices and has introduced a product based on this cartridge. However, the market for non-roll fed devices is considered a low volume market niche by Company management. In addition, Lexmark has developed a 600 dpi inkjet cartridge. Both companies are competitors in the wide-format color market. At this time the Company does not have a source of 600 dpi printheads for use on roll fed printers. The Company is considering several component suppliers in its search for a dependable, manufacturable piezo-electric printhead. No one source has been identified for use in a future product as of this time. Should the market for wide-format color demand the increased resolution provided by these new products and the Company be unable to secure adequate supplies at reasonable prices or develop a reasonably priced substitute from other sources, the Company's sales of printer engines and the related gross margins could be negatively impacted.


     The Company's products target the market for high quality printing output. Hardware and software technological advances have enhanced actual and perceived resolution. There is no assurance that other companies will not achieve actual or apparent resolution with less expensive printers and supplies and therefore capture the market held by higher cost printers.


     EXPANSION AND DIVERSIFICATION TO SOFTWARE AND SERVICES OUTSIDE OF THE CORE PRINTER BUSINESS. The Company's continuing efforts to expand sales and increase profits and desire to reposition itself as a diversified technology company is stimulating a series of new product development activities. Currently the focus of these new business opportunities is primarily internet based software and service businesses. During this past year, the Company launched an electronic commerce (e-commerce) initiative for selling specialty media for wide-format printers under the brand name of Supplies*By*Air(TM). Internet based software and service activities represent an extension of many of the printing and publishing tools which are integral to the core technology of the Company. The Company is currently developing a commercialization of its internet software and has not generated any revenue from sales of this product.


     Expansion into technologies outside of the core hard-copy base printer business involves significant risk. Such risk includes, but is not limited to, the following factors: New products may not meet customer needs or may face significant competition from companies with lower overhead and product costs and/or greater marketing and promotional budgets. In addition, the Company may not be able to attract and retain key personnel and it may not be able to develop the products in the time needed to gain market acceptance. Due to the early stage development, the Company may not be able to predict product features needed to gain market acceptance, development may require more time and resources than anticipated for the development, or it may turn out that the product can not be feasibly developed. Diversification also carries the risk that the new activity will distract management time and resources from focusing on the core hard-copy based printer business. In addition, diversification may involve risks related to the resources required to participate in this new business including, but not limited to, risks related to raising cash or obtaining cash investments, doing business with one or more "partners" as a partnership or joint venture, and risks related to acquisitions or other combinations of businesses.


     INTENSE COMPETITION. The computer printer industry is intensely competitive and rapidly changing. Some of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater technical resources, more established and larger sales and marketing organizations, greater name recognition, larger customer bases and significantly greater financial resources than the Company, which may result in a competitive advantage. Suppliers of wide-format print engines and systems compete on the basis of print quality, color, print time, print size, product features, including ease of use, service, and price. Competitive product sales practices such as price reductions, increased promotion, product giveaways and bundling, or announcement or accelerated introduction of new or enhanced products could have a material adverse effect on the sales and financial condition of the Company. New product introductions and changes in pricing structure by competitors have had, and can be expected to continue to have, a significant impact on the demand for the Company's products. Currently Hewlett-Packard has announced and is supplying a new 54-inch wide-format inkjet printer. ENCAD has announced and is shipping a new version of its printer line with 600 dpi cartridges. These products are expected to compete for market share with the Company's current DisplayMaker 5000, 6000 and 7000 series of printers. It is possible that the Company's sales of certain products will compete with, or displace sales of, other products sold by the Company.


     The Company's DisplayMaker HiRes 8-Color series and DesignWinder Pro products are based on relatively new technology, are complex and must be reliable and durable to achieve market acceptance and enhance revenue opportunities. Development and production of new, complex technologies and products often have associated difficulties and delays. Consequently, customers may experience unanticipated reliability and durability problems that arise only as the product is subjected to extended use over a prolonged period of time. There can be no assurance that the Company has completely resolved operational problems that have occurred in the past or that the Company will successfully resolve any future problems in the manufacture or operation of the Company's existing printers or any new product. Failure by the Company to resolve manufacturing or operational problems with its existing printers or any new product in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company's HiRes 8-Color DisplayMaker series of printers and the DesignWinder product platforms utilize HP licensed inkjet technology. The Company also purchases licensed inkjet cartridges from HP who is a sole source of the cartridge component for the Company's aqueous ink consumable offerings. The Company also competes with HP in the wide-format digital color printing market. Both Companies design and market wide-format printing devices. Currently, the Company has been granted access to these and selects new technologies for use in its products and pays a royalty for those rights. Revenues associated with the sale of these products or products including those components represented approximately 67% of the Company's fiscal 1998 revenues. As new technologies are developed, there can be no assurance the Company will be able to negotiate additional licenses for newly developed technologies or that the new terms are equal to the terms currently in place.


     Certain companies that supply the Company with consumable products such as ink and media compete with the Company by selling directly to users or selling to competitors who may offer the products to the users. Additionally, OEM private label ink products that may be used in the Company's own products may compete with ColorSpan(R) products. Further, a number of competitors have introduced consumables which they allege to be compatible with the Company's products and have priced the consumables below the ColorSpan-branded consumables.

     Although the Company believes that its Big Color(R) products possess certain advantages over the competitors' products, the increased competition has impacted sales volumes and margins and may continue to impact volumes and margins in the future. The Company has generally competed in these markets by introducing technologically advanced products that create new market demand and products which offer optimum performance characteristics. There can be no assurance that the Company will be able to continue to innovate to the extent necessary to maintain a competitive advantage in these markets or that other competitors will not achieve sufficient product performance to achieve customer satisfaction with their products offering better pricing or other competitive features.

     INDUSTRY CONSOLIDATION. As a growth industry, the wide-format digital printing market has generated many new entrants into the fragmented market with new products and new technologies. As the market matures, and the industry's growth rate slows, companies with technological or manufacturing efficiency advantages will emerge as the market leaders maintaining or increasing their market share. Those companies with less marketable advantages will face significant pressure on revenue growth and gross margins. In order to remain competitive, the smaller companies within this sector may have to seek merger or consolidation opportunities with other companies.


     If the Company were to merge with another company within the printer industry, short-term financial results and the market price of the Company's stock may be negatively impacted. Merger or consolidation of competitors may enhance the financial strength and competitive abilities of such competitor(s) which could adversely affect the Company's sales and financial performance.



     DEPENDENCE ON COMPONENT AVAILABILITY AND COSTS. Certain components used in the Company's current and planned products, including printer marking engines and other printer components, are currently available from sole sources, and certain other components are available from only a limited number of sources. Substantially all of the

Company's revenue is subject to these risks. The Company has in the past experienced delays as a result of the failure of certain suppliers to meet requested delivery schedules and standards of product performance and quality. In addition, losses from operations of the Company have in the past restricted cash availability and the ability to keep supplier debt current or within the established credit limits. The requirement to bring certain component suppliers' debt obligations current, or other restrictions in credit terms of such component suppliers, could result in an inability to manufacture certain product lines and thereby adversely affect the financial performance of the Company. The Company's inability to obtain sufficient supply of components, or to develop alternative sources, could result in delays in product introductions, interruptions in product shipments, the need to redesign products to accommodate substitute components or the need to substitute alternative components which may not have the same performance capabilities, any of which could have a material adverse effect on the Company's operating results. A portion of the total manufacturing cost of the Company's typesetting and Big Color products is represented by certain components whose prices have fluctuated significantly in recent years. Significant increases or decreases in the price or reductions in the availability of certain components could have a material affect on the Company's operating results.



     The Company is dependent on a sole source supplier for the printheads and hot melt ink used in DisplayMaker Express. The Company has experienced availability and quality issues with this supplier that have affected shipping schedules and customer satisfaction and have negatively impacted operating results in the past. While the Company has taken strong corrective measures in dealing with this supplier, there can be no assurance that this supplier will be able to meet the Company's production requirements in the future or that the quality of on-going product supply will be acceptable.


     The Company sells consumable print media and inks for use with its Big Color product line, and film used with the PressMate-FS. The Company depends on the availability of consumable products to support its installed base of print engines. There is no assurance that the suppliers of these consumables will continue to offer their products to the Company, or that the consumable products will continue to be available to the Company at the same quantity, pricing and terms. The unavailability of consumable products or negative changes in quality could adversely impact the market acceptance of the Company's new and existing products, and may adversely affect sales of consumables.


     FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly results of operations have fluctuated and are expected to continue to fluctuate significantly. These fluctuations have been caused by various factors, including, but not limited to: the timing of new product announcements; product introductions and price reductions by the Company and its competitors; the availability and cost of key components and materials for the Company's products; fluctuations and availability in customer financing; the relative percentages of sales of consumables and printer architectures; risks related to international sales and trade; and general economic conditions. In addition, the Company's operating results are influenced by the seasonal buying patterns of its customers, which have in the past generally resulted in reduced revenues and earnings during the Company's first fiscal quarter. Further, the Company's customers typically order products on an as-needed basis, and, as a result, virtually all of the Company's sales in any given quarter result from orders received in that quarter. The Company rarely operates with a backlog of orders from quarter to quarter. Certain products require significant capital expenditures, causing some customers to delay their purchasing decision. Delays in purchases of low-volume, high-cost printers may cause significant fluctuations in the sales volume for a given period. Also, the Company's manufacturing plans, sales staffing levels and marketing expenditures are primarily based on sales forecasts. Accordingly, deviations from these sales forecasts may cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. Historically, a large percentage of orders have been received and shipped near the end of each month. If anticipated sales and shipments do not occur, expenditure and inventory levels may be disproportionately high and operating results could be adversely affected.

     RETURNS RESERVES. The Company has established reserves for the return of merchandise. The amount of the returns reserve is based on historical data regarding returns of products. For new products there may be insufficient information to accurately predict return rate and therefore the required reserve may not be sufficient. Additionally, there is no assurance that there will not be an unknown or unanticipated problem with a product or any component thereof, or a defect or shortage of repair components or the consumable media or inks that are needed to use the product which could cause the actual returns to exceed the reserves. Returns of a product which exceed reserves could have an adverse effect on the financial operations and results of the Company.


     DEPENDENCE ON CONSUMABLES REVENUES. The Company anticipates it will derive an increasing component of its revenues and operating income from the sale of ink, paper, film and other consumables to its customers. During fiscal

1998, consumables revenue was 59% of total revenue. To the extent sales of the Company's consumables are reduced because its customers are unsuccessful in marketing their own printing services, product iterations by competitors and the Company make the Company's products obsolete or customers substitute third-party or private label consumables for those of the Company, the Company's results of operations could be adversely affected. Reduced life cycles of hardware products are expected to negatively impact consumable revenues. Further, although the Company's consumables are manufactured specifically to operate with its printing products to produce optimum results, there can be no assurances that other manufacturers of printing inks and papers will not develop products that can be sold and compete with the Company's printing products, or that other products will not produce results which are satisfactory to the customer at a lower cost. The Company alleges that at least one manufacturer has improperly used the Company's trade secrets to commence such competition. Although the Company is involved in legal action against such manufacturer for misappropriation of trade secrets, there can be no assurances that other manufacturers will not independently and legitimately develop competing consumable products. In addition, product quality issues, limitations in the availability of sole source consumables or changes in credit or trade terms from sole sources could adversely affect the sales of consumables.


     INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company's ability to compete effectively will depend, in part, on its ability to maintain the proprietary nature of its technologies through patents, copyrights and trade secrets. Important features of the Company's products are incorporated in proprietary software, some of which is licensed from others and some of which is owned by the Company. The Company attempts to protect its proprietary software with a combination of patents, copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse-engineer or obtain and use information that the Company regards as proprietary. Further, the Company's intellectual property may not be subject to the same level of protection in all countries where the products are sold. There can be no assurance that the measures taken by the Company will be adequate to protect the intellectual property or that others will not independently develop or patent products similar or superior to those developed, patented or planned by the Company, or that others will not be able to design products which circumvent any patents relied upon by the Company.

     The Company has been granted various United States patents for inventions related to resolution of conventional laser printer engines, high-resolution imaging and image enhancement and wide-format printing technologies and techniques, the Company's Big Ink(TM) Delivery System, product patents, and consumable formulations. Additional patent applications are pending. There can be no assurance that patents will be issued from any of these pending applications. With regard to current patents or patents that may be issued, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that issued patents will not be challenged, invalidated or violated, requiring expenditures of cash to pursue and enforce the Company's rights in the patented technology. Applications to patent the basic TurboRes(R), ThermalRes(R) and Big Ink Delivery System approaches and related technologies have been filed in selected foreign countries. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and there can be no assurance that foreign patents will be granted as a result of these applications. Furthermore, even if these patent applications result in the issuance of foreign patents, some foreign countries provide significantly less patent protection than the United States.

     The Company relies on a variety of trademarks in the promotion and identification of its products. The Company has a variety of trademarks which are registered, and others that are not registered, or cannot be registered. There is no assurance that there will not be some challenge to the rights of the Company to use one or more trademarks, or an allegation that the use or display of one or more trademark violates the trademark rights of another party, which could subject the Company to damages and losses related to the inability to use recognized marks in the promotion of its products.

     Additionally, patent, copyright and trademark protection has not been sought, or may not be available in all foreign countries. Although the Company has not received any notices from third parties alleging intellectual or proprietary property infringement, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to expend funds defending such claims or requiring the Company to enter into royalty arrangements on such terms as may be available, which may adversely affect financial performance of the Company. Any claim that the Company's current or future products or manufacturing processes infringes on the proprietary rights of others, with or without merit, could result in costly litigation which could adversely affect the financial performance of the Company.

     The Company is actively pursuing development of new and unique print solutions and processes, media and inks. There are a significant number of patents which are already filed relating to printing cartridges, printing methods and processes, mechanical printer features, medias and inks. Many of these patents are held by companies which are larger and have greater resources to pursue violation of intellectual property. Although the research and development process involves an analysis of protected proprietary rights in any technology that is being pursued, there is no assurance that competitors or others will not interpret any such products or processes developed by the Company as violating protected intellectual rights and pursue legal action, which could be costly and may affect the financial performance of the Company. In addition, although the Company does not have any knowledge of violations of its intellectual property rights, there can be no assurance that the Company will not be forced to take action to protect its intellectual property portfolio. Such enforcement activity could require the expenditure of significant cash resources and could affect the financial performance of the Company.

     Although the Company has not received notices from third parties alleging infringement claims that the Company believes would have a material adverse effect on the Company's business, there can be no assurance that third parties will not claim that the Company's current or future products or manufacturing processes infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into a royalty or licensing agreement. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on such patents or in bringing suits to protect the Company's patents against infringement, which could adversely affect the Company's financial condition or results. If the outcome of any such litigation is adverse to the Company, the Company's business and financial results could be adversely affected.


     LITIGATION AND LITIGATION COSTS. The Company has instituted action against a competitor for copyright violation and other causes of action. The competitor has counter-claimed for copyright misuse by the Company Although the Company does not believe any of its practices violate applicable copyright laws, there is no assurance that claims or actions will not be commenced by customers, competitors or governmental authorities based on copyright, trade or anti-trust claims which could affect the Company's operations and cash position.

     The Company is also engaged in various actions related to transactional matters, employee matters, customers' credit and product quality and/or warranty issues. Some of these actions include claims against the Company for punitive, exemplary or multiple damages. An award of punitive damages may not bear a direct relationship to the actual or compensatory damages claimed from the Company. Although the Company does not believe there are any actions pending or threatened against the Company which would have a material adverse impact on the financial position of the Company, there is no assurance that there will not be an adverse award of multiple punitive or exemplary damages which could adversely affect the cash position of the Company.

     Any litigation which the Company is involved in may have an adverse impact on the Company's operations and may result in a distraction or diversion of management's attention, thereby adversely affecting the operations of the Company.


     INTERNATIONAL OPERATIONS. The Company expects that international revenues will continue to represent a substantial portion of its total revenues. (In fiscal 1997, international operations composed 42% of total sales.) International operations are subject to various risks, including exposure to currency fluctuations, political and economic instability, differing economic conditions and trends, differing trade and business laws, unexpected changes in applicable laws, rules, regulatory requirements or tariffs, difficulty in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences and varying degrees of intellectual property protection. Fluctuations in currency exchange rates could result in lower sales volume reported in U.S. Dollars. Fluctuations in foreign exchange rates are unpredictable and may be substantial. From time to time the Company has engaged in limited foreign currency hedging transactions. The Company's European subsidiary extends credit in the normal course of business in five relatively stable European currencies. In addition, the financing agreement in place allows the subsidiary to factor those receivables and receive Dutch guilders in which it pays its expenses. The impact of this is to effectively hedge the Company's exposure to foreign currency risk. Substantially all other transactions are in U.S. dollars. There can be no assurance that the Company will be successful if it engages in such practices to a significant degree in the future.

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon certain key personnel, including Mr. Masters, its Chief Executive Officer and President, Lawrence Lukis, Chief Engineer, and key research and development staff. The loss of key management or technical personnel could adversely affect the Company's business. The Company maintains key person life insurance in the amount of $2,000,000, payable to the Company, on each of Mr. Masters and Mr. Lukis. In addition, the Company has certain non-compete and continuation contracts with key personnel. The Company also depends on its ability to attract and retain highly skilled personnel. Competition for employees in technology related markets is high and there can be no assurance that the Company will be able to attract and retain the employees needed. In addition, past financial performance of the Company may limit the ability to hire and retain management professionals.


     THE YEAR 2000 ISSUE. The Company is currently working to resolve the potential impact of the Year 2000 on the processing of time-sensitive information by its computerized information systems. Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. In such case, programs that have time-sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. The Company utilizes a number of computer programs across its entire operation. Year 2000 issues could impact the Company's information systems as well as computer hardware and equipment that is part of its telephone network such as switches, termination devices and SONET rings that contain embedded software or "firmware."


     The Company's exposure to potential Year 2000 problems exists in two general areas: technological operations in the sole control of the Company, and technological operations dependent in some way on one or more third parties. The majority of the Company's exposure in potential Year 2000 problems is in the latter area where the situation is much less within the Company's ability to predict or control. The Company's business is heavily dependent on third parties, many of whom are themselves heavily dependent on technology. The Company cannot control the Year 2000 readiness of those parties. In some cases, the Company's third-party dependence is on vendors of technology who are themselves working towards solutions to Year 2000 problems. The Company has initiated projects to identify and correct the potential problem in all of its enterprise systems. The costs incurred to date total less than $30,000 and have been expensed in the financial statements. The Company is using internal resources to test the software modifications. Funding for this area is expected to, and has come from, cash flow from operations. Management expects that additional costs for this issue will not be material.


     THE COMPANY'S PRODUCTS. The Company designs and sells products which are heavily reliant on software. While the Company has taken appropriate steps to ensure the readiness of this software and believes it to be Year 2000 compliant, the Company cannot be certain that the software will operate error free, or that the Company will not be subject to litigation, whether the software operates error free or not. However, the Company believes that based on its efforts to ensure compliance and the fact that the calculations needed in and by its products are not date dependent, it is not reasonably likely that the Company will be subject to such litigation.


     CONTINGENCY PLANS. The Company has not yet completed its planning and preparations to handle the most reasonably likely worst case Year 2000 scenarios described above. The Company intends to develop contingency plans for these scenarios during fiscal 1999. The Company believes that this is the appropriate timeframe for developing such plans and that efforts prior to that time should be focused on renovation, testing and verification of its system modifications.


     ENVIRONMENTAL. The Company is subject to local and federal laws and regulations regarding the use, storage and disposition of inks used with the Company's print products. Although the Company believes it is in compliance with all such laws and regulations, and the Company is not aware of any notice or complaint alleging any violation of such laws or regulations, there can be no assurance that there will not be some accidental contamination, disposal or injury from the use, storage, or disposition of inks or other materials used in the Company's operations. In the event of such accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company's financial condition. In addition, there can be no assurance that the Company will not be required to comply with environmental claims, laws, or regulations in the future which could result in significant costs which could materially adversely affect the Company's financial condition.

     TAX LIABILITY. The Company sells its products from its offices in Eden Prairie, Minnesota and reports sales and income tax liability based on sales occurring at that location. It is possible that one or more state or local taxing authorities could determine that there have been taxable transactions occurring within their jurisdiction and seek recovery of taxes for current and/or past periods. In addition, it is possible that local, state or federal taxing authorities will take issue with the reporting or determination of tax liability and seek additional taxes for current and/or past periods. The Company currently has a net operating loss ("NOL") carryforward that may be used to offset future federal taxable income. However, there is no assurance that the NOL will continue to be available as an offset against future federal taxable income or that there will be sufficient taxable income to fully utilize the NOL.

     VOLATILITY OF STOCK PRICE. The trading price of the Company's common stock is subject to wide fluctuations in response to variations in operating results, changes in the laws or regulations to which the Company may be subject, announcements of new products or technological innovations by the Company or its competitors, overall economic conditions and indicators, market conditions unrelated to Company performance, and general conditions in the industry. Factors such as quarterly variation in actual or anticipated operating results, changes in earnings estimates by analysts, and analysts' reactions to Company statements and actions also contribute to stock price fluctuations. In addition, the prices of securities of many high technology companies have experienced significant volatility in recent years for reasons frequently unrelated to the operating performance of the specific companies. These fluctuations may materially affect the market price of the Company's common stock.


     One time in the past, following fluctuations in the market price of the Company's stock, a securities action was commenced alleging that the Company and certain insiders had knowledge of certain material, adverse information about the Company prior to the time that such information allegedly caused a drop in the market price of the stock. Because the Company's stock has historically fluctuated significantly, it is possible that following a significant change in the market price of the stock another securities action could be commenced against the Company. Such action, whether commenced by one or more individuals or by a class of securities holders, could result in substantial costs and diversion of management's attention and resources and thereby cause an adverse affect on the business and financial performance of the Company.


     BRAND AWARENESS. The Company is currently in the process of changing its name to VirtualFund.com, Inc. and has changed the name of its principal operating subsidiary from LaserMaster Corporation to ColorSpan Corporation. The Company has significant brand awareness associated with its LaserMaster trade names. If the market is unable to accept or delays the acceptance of the name change, the Company's financial performance and sales may be negatively impacted.


     CONTROL OF THE COMPANY'S STOCK. As of August 31, 1998, officers and directors as a group beneficially owned 21.32% of the outstanding shares of the Company's stock. One of the Company's suppliers owns 14.7% of the Company's outstanding shares. Although the impact of the holdings of the officers and directors and the supplier is not believed to be material, such control may have the effect of reducing liquidity of the stock which may affect shareholder value.


     The Company's Board has adopted a shareholder rights plan. In addition, Minnesota Statutes govern "control share acquisitions" and require potential acquirers of at least 20% of the Company's stock to provide notice and information to the Company about the proposed acquisition of stock and limits voting rights in acquired stock unless such voting rights are approved by an affirmative vote of shareholders and the control share acquisition is consummated within 180 days after shareholder approval. The effect of the statute is to limit the opportunity for a hostile takeover of control of the Company unless there is a majority of shareholders consenting to the acquirer's control. The Company believes that the shareholder rights plan or the control share acquisition statute will not adversely affect shareholder value and may enhance shareholder value.


     DILUTION. The Company has outstanding a large number of stock options and warrants to purchase the Company's Common Stock. To the extent such options or warrants are exercised, there will be further dilution. The Company expects to seek additional acquisitions in pursuing its strategies and intends to grant additional stock options and stock bonuses to the employees of the acquired companies. For these reasons, the Company's acquisition program will result in further substantial ownership dilution to investors.


     RISKS RELATED TO ACQUISITIONS. A key component of the Company's growth strategy is the acquisition of Information Technology professional service firms that meet the Company's criteria for revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Company. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that the Company will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities the Company may compete with other companies with similar growth strategies, certain of which competitors may be larger and have greater financial and other resources than the Company. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions also involve a number of other risks, including adverse effects on the Company's reported operating results from increases in goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired firm could also have a material adverse impact on the reputation of the Company as a whole, and any acquired subsidiary could significantly underperform relative to the Company's expectations. The Company's pursuit of an overall acquisition strategy or any individual pending or future acquisition may have a material adverse effect on the Company's business, results of operations and financial condition. To the extent the Company chooses to use cash consideration for acquisitions in the future, the Company may be required to obtain additional financing, and there can be no assurance that such financing will be available on favorable terms, if at all. As the Company issues stock to complete future acquisitions, existing stockholders will experience further ownership dilution.

                              VIRTUALFUND.COM, INC.

GENERAL RISKS


     VirtualFund.com, Inc. (the "Company") designs, manufactures and markets wide-format (up to 72" wide prints), high-resolution color inkjet printers, chemical-free film imagers ("filmsetters"), and related image processing equipment for professional printing applications through its operating subsidiaries ColorSpan Corporation, ColorSpan Europe, Ltd. and ColorSpan Asia/Pacific, Inc. In addition, the Company sells related consumable products for its installed base of printers, consisting primarily of ink, media (such as specialty papers, canvas, vinyl, etc.), film, toner (ink-like powder) and process units (which facilitate transfer of toner to the media surface). The Company's products combine advanced computer technology with the Company's own sophisticated software, hardware and proprietary printers ("engines") to produce professional-quality printed output at an affordable cost.


     The Company's HiRes 8-Color DisplayMaker printer series (the DisplayMaker 4000, 5000, 6000, 7000 and two additional iterations of each of these printers) and the DesignWinder Pro, along with the DesignWinder and the DisplayMaker Professional, and DisplayMaker Express Big Color(R) wide-format, digital inkjet color printers, are designed to be cost-effective solutions for the short-run digital computer printing of photo-realistic, wide-format color posters, signs, and banners. The Company's Halon(R) product allows users to print digital files to various color laser copiers including those produced by Canon, Kodak and Xerox. The PressMate(R)-FS, a proprietary desktop chemical-free FilmSetter(TM) , is capable of film output generated without the use of chemicals (dry film) typically associated with developing film, with effective resolution of 2400 dots per inch. The ColorMark(R) Pro 3000 Print Server is a raster image processor which is capable of supporting a combination of DisplayMaker Professional, DesignWinder, DesignWinder Pro DisplayMaker Express and DisplayMaker HiRes 8-Color series printers, PressMate-FS Personal FilmSetters(TM), and Halon color laser copier interfaces, as well as offering time-saving features specifically designed for high-volume, production environments. The RIPStation(TM) is an entry-level print server (raster image processor).

     The primary users of the Company's products are commercial printers, reprographic service bureaus, photo labs, quick printers, exhibit builders, in-house print shops, printers, publishers, government and educational facilities, and corporate marketing departments. Applications include point-of-purchase signs, trade show exhibit graphics, banners, billboards, courtroom graphics, pre-press positional proofing (proofs or other quick output to demonstrate concepts for advertising or graphics layouts), digital photo imaging and backlit signage.

     The products are sold through a network of domestic resellers and international value-added distributors. In the U.S./Canada, the Company uses a factory sales team to assist the resellers in closing business. The Company's sales efforts are supported by a direct mail marketing program designed to achieve frequent contact with its potential customers. The Company complements its direct mail efforts by advertising in trade journals and by exhibiting regularly at industry trade shows.


     The Company's domestic offices are in Eden Prairie, Minnesota. The Company's European sales subsidiary is headquartered in Hoofddorp, The Netherlands, and the Company's Asia/Pacific sales and technical support facility is located in San Jose, California. The Company opened a Latin American sales office in Miami, Florida.


FINANCIAL PERFORMANCE


     In the fiscal years ended June 30, 1997 and 1996, the Company generated net losses of $17.2 million and $10.5 million, respectively. Included in those losses were restructuring and other special charges totaling $14.9 million and $9.9 million in fiscal 1997 and 1996, respectively. As a result of those losses, the Company had an Accumulated Deficit totaling $19.1 million dollars and total equity was reduced to $11.9 million as of June 30, 1997.


     In Fiscal 1998, with the release of its new products, the Company returned to profitability reporting $1.7 million in earnings for the year. Although the Company has returned to profitability and is taking the steps management believes are necessary to remain profitable in the future, there can be no assurance the Company can remain profitable in the future or that there will not be a need for other restructuring or special charges.

RECENT DEVELOPMENTS


     In July 1997, the Company entered into a Stipulation of Settlement agreement (the "Settlement Agreement") which received final court approval in October 1997 in relation to a class action lawsuit alleging violations of the Securities and Exchange Act of 1934 by the Company and various officers and directors of the Company. Under the Settlement Agreement, the Company is obligated to (i) contribute the number of shares of common stock of the Company equal to a value of $636,000 on January 23, 1998 (141,333 shares) or (ii) contribute $636,000 to the account of the plaintiff class. The Company has chosen to contribute shares of common stock to the authorized depository under the Settlement Agreement, Norwest Bank, N.A. in accordance with the Settlement Agreement and related Depository Agreement dated July 11, 1997 (the "Depository Agreement"). Norwest Bank, N.A., as Depository, is authorized to sell the common stock once it becomes freely transferable and deposit the proceeds from such sale into a depository account established for the class plaintiffs. Pursuant to the Settlement Agreement, the Company must use its best efforts to register the common stock to permit free transferability. See "Selling Shareholder."


     At the Company's Annual Meeting held April 2, 1998 the shareholders of the Company approved an amendment to the Articles of Incorporation of the Company to reflect a change in the name of the Company from "LaserMaster Technologies, Inc." to "VirtualFund.com, Inc." The Company has effected such change with the Secretary of State of the State of Minnesota and is currently in the process of effecting the other necessary changes with NASDAQ and other regulatory authorities.

                               SELLING SHAREHOLDER

     The following table sets forth certain information as to the maximum number of Shares that may be sold by the Selling Shareholder pursuant to this Prospectus.



                                    Number of      Number of    Number of   Percentage
                                     Shares         Shares       Shares        Owned
                                   Owned Prior      Offered    Owned After     After
         Name                      to Offering      Hereby      Offering     Offering
         ----                      -----------      ------      --------     --------

 Norwest Bank, N.A. (LaserMaster    141,333         141,333        0            *
 Technologies, Inc. Securities
  Litigation QSF)

*    Less than 1%.



     Norwest Bank, N.A. is a party to the Depository Agreement and is designated as the Depository for the plaintiff class funds under the Settlement Agreement. Pursuant to the Settlement Agreement and the Depository Agreement, Norwest Bank, N.A. possesses the authority to sell the Shares and deposit proceeds from such sale into a depository account for the benefit of the class of plaintiffs. See "Recent Developments."

                              PLAN OF DISTRIBUTION


     The Shares will be offered and sold by the Selling Shareholder for its own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including a certain amount of legal and accounting fees estimated to be less than $20,000 in total.


     The Selling Shareholder may offer and sell the Shares from time to time in transactions on the NASDAQ National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder.

     The Selling Shareholder and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS


     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney, 220 South Sixth Street, 2200 First Bank Place East, Minneapolis, MN 55402.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                                   ----------


                                TABLE OF CONTENTS

                                                           Page
                                                           ----
        Available Information                                2
        Incorporation of Certain Documents By Reference      2
        Risk Factors                                         4
        VirtualFund.com, Inc                                13
        Selling Shareholder                                 14
        Plan of Distribution                                14
        Experts                                             15
        Legal Matters                                       15

                                 141,333 Shares




                              VIRTUALFUND.COM, INC.






                                  Common Stock







                                  ------------

                                   PROSPECTUS

                                  ------------










                            November 3, 1998

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


          SEC Registration Fee.........................       $   178.87
          Accounting Fees and Expenses.................         7,000.00
          Legal Fees and Expenses......................        11,000.00
          Miscellaneous................................         1,821.13
                            Total......................       $20,000.00

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS


     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.
Article IX of the Bylaws of VFC provides that VFC shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

     The Company also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.


ITEM 16.  LIST OF EXHIBITS


      *3.1 Amendment to Articles of Incorporation of Company.

     *10.1 Stipulation of Settlement dated July 11, 1997 between Lockridge
           Grindal Nauen & Holstein P.L.L.P., Chestnut & Brooks, P.A., Hinshaw & Culbertson and Faegre & Benson, LLP.

      10.2 Common Stock Purchase Agreement dated September 16, 1996 between LaserMaster Technologies, Inc. and Sihl-Zurich Paper Mill on Sihl AG, and a business group consisting of Melvin L. Masters, TimeMasters, Inc., Grandchildren's Realty Alternative Management Program I Limited Partnership and Grandchildren's Realty Alternative Management Program I #2 Limited Partnership. (incorporated by reference to Exhibit 10.1 to Registrant's Form 10-K for the year ended June 30, 1996, File No. 000-18114).

      *5   Opinion of Dorsey & Whitney LLP regarding legality.

      23.1 Consent of Deloitte & Touche LLP.

     *23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this
           Registration Statement).

     *24   Power of Attorney (included on signature page).

* Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 3, 1998.

                                       VIRTUALFUND.COM, INC.


                                       By /s/ Melvin L. Masters
                                          -----------------------------
                                          MELVIN L. MASTERS
                                          Chairman, President and
                                          Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures                       Title                          Date
     ----------                       -----                          ----

/s/ Melvin L. Masters   Chairman,  President, Chief Executive   November 3, 1998
-----------------------        Officer and Director
Melvin L. Masters          (PRINCIPAL EXECUTIVE OFFICER)

/s/ James Horstmann         Chief Financial Officer             November 3, 1998
-----------------------
James Horstmann

/s/ Ralph D. Rolen                  Director                    November 3, 1998
-----------------------
Ralph D. Rolen

/s/ Jean-Louis Gassee               Director                    November 3, 1998
-----------------------
Jean-Louis Gassee

/s/ Rohan Champion                  Director                    November 3, 1998
-----------------------
Rohan Champion

                                 EXHIBIT INDEX



EXHIBIT
  NO.        DESCRIPTION                                                  PAGE
-------      -----------                                                  ----

 *3.1        Amendment to Articles of Incorporation of Company

*10.1 Stipulation of Settlement dated July 11, 1997 between Lockridge Grindal Nauen & Holstein P.L.L.P., Chestnut & Brooks, P.A., Hinshaw & Culbertson and Faegre & Benson, LLP

   *5        Opinion of Dorsey & Whitney LLP regarding legality

 23.1        Consent of Deloitte & Touche LLP

 23.2 Consent of Oppenheimer, Wolff & Donnelly, LLP (included in Exhibits to this Registration Statement).

------------------
*    Previously filed.